Exhibit 8

List of Principal Subsidiaries

Of

Desarrolladora Homex, S.A.B. de C.V.

Name of the Company	Jurisdiction of Incorporation
Proyectos Inmobiliarios de Culiacán, S.A. de C.V.	Mexico
Nacional Financiera, S.N.C. Fid. del Fideicomiso AAA Homex 80284	Mexico
Administradora Picsa, S.A. de C.V.	Mexico
Altos Mandos de Negocios, S.A. de C.V.	Mexico
Aerohomex, S.A. de C.V.	Mexico
Desarrolladora de Casas del Noroeste, S.A. de C.V.	Mexico
Homex Atizapán, S.A. de C.V.	Mexico
Casas Beta del Centro, S. de R.L. de C.V.	Mexico
Casas Beta del Norte, S. de R.L. de C.V.	Mexico
Casas Beta del Noroeste, S. de R.L. de C.V.	Mexico
Hogares del Noroeste, S.A. de C.V.	Mexico
Opción Homex, S.A. de C.V.	Mexico
Homex Amuéblate, S.A. de C.V.	Mexico
Homex Global, S.A. de C.V.	Mexico
Sofhomex, S.A. de C.V. S.F.O.M. E.R.	Mexico
Nacional Financiera, S.N.C. Fid. del Fideicomiso Homex 80584	Mexico
HXMTD, S.A. de C.V.	Mexico
Homex Central Marcaria, S.A. de C.V.	Mexico